Exhibit 99.1

Cellular Biomedicine Group (CBMG) and GE Healthcare Life Sciences China Announce Strategic Partnership to Establish Joint Technology Laboratory to Develop Control Processes for the Manufacture of CAR-T and Stem Cell Therapies

SHANGHAI, China and CUPERTINO, Calif., April 10, 2017 /GlobeNewswire/ — Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (CBMG or the Company), a leading clinical-stage biopharmaceutical firm engaged in the development of immunotherapies for cancer and stem cell therapies for degenerative diseases and GE Healthcare Life Sciences China, today announced that they have established a strategic research collaboration to co-develop certain high-quality industrial control processes in Chimeric Antigen Receptor T-cell (CAR-T) and stem cell manufacturing. In connection with the collaboration, a joint laboratory within CBMG’s new Shanghai Zhangjiang GMP-facility will be established and dedicated to the joint research and development of a functionally integrated and automated immunotherapy cell preparation system.

Tony Liu, CEO of CBMG (seated, left) and Angela Chen of GE Healthcare Life Sciences China (seated, right) sign agreement to establish strategic research collaboration.

CBMG and GE Healthcare Life Sciences China plan to develop state-of-the-art automated CAR-T and stem cell manufacturing capabilities that build upon the accreditation of CBMG’s GMP facilities in Shanghai, Wuxi and Beijing. The co-development activity will aim to standardize the delivery of cell manufacturing to potentially improve throughput, alleviate cost burdens and to minimize variability in cell production, which may increase the availability of engineered cells upon commercialization.

This partnership combines CBMG’s scientific expertise in the manufacturing of CAR-T and stem cell production in China and GE Healthcare’s renowned expertise in the design and development of innovative manufacturing technologies for the biopharmaceutical industry.

Recently, CBMG announced that its new Zhangjiang facility, together with an expanded Wuxi, and Beijing GMP-facilities, will have a combined 70,000 square feet for development and production. This will enable CBMG to conduct simultaneous clinical trials for multiple CAR-T and stem cell product candidates. At full production volumes, these facilities could support the treatment of up to 10,000 cancer patients and 10,000 knee osteoarthritis patients per year.

“GE Healthcare‘s selection of our facility to serve as their showcase site in China, credits our GMP stature and capabilities. Our team of scientists has spent years refining our manufacturing process to become one of the very few cell therapy companies with fully in-house integrated chemistry, manufacturing, and controls (CMC) processes for clinical grade CAR-T cells, plasmid and viral vectors bank production. We understand that one of the impending barriers to adoption of immuno-oncology and stem cell therapies is the logistics in manufacturing and we look to take an expanded role both domestically and potentially globally. We are pleased to be in a strategic partnership with GE Healthcare and look forward to showcasing our facilities and the mutual benefit this joint laboratory will bring,” commented Tony Liu, Chief Executive Officer, CBMG.

“Cell therapy as an industry continues to refine and evolve in China with vast potential to change the ways various diseases are treated. GE continues investing in technologies and services aimed at the thriving cell therapy industry with a firm commitment of making these promising therapies accessible through successful industrialization. We are pleased to partner with CBMG, a leader in CAR-T and stem cell development in China and to take advantage of their excellent CMC cell production capabilities. Collaboration with ambitious partners like CBMG who share our vision is necessary for advancing innovation and delivering comprehensive manufacturing solutions for cell and regenerative medicines,” said Li Qing, General Manager, GE Healthcare Life Sciences, Greater China.

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About Cellular Biomedicine Group
Cellular Biomedicine Group, Inc. (NASDAQ: CBMG) develops proprietary cell therapies for the treatment of cancer and degenerative diseases. We conduct immuno-oncology and stem cell clinical trials in China using products from our integrated GMP laboratory. Our GMP facilities in China, consisting of twelve independent cell production lines, are designed and managed according to both China and U.S. GMP standards. CBMG recently commenced two Phase I human clinical trials in China using CAR-T to treat relapsed/refractory CD19+ B-cell Acute Lymphoblastic Leukemia (ALL) and Refractory Diffuse Large B-cell Lymphoma (DLBCL) as well as an ongoing Phase I trial in China for AlloJoinTM (CBMG’s “Off-the-Shelf” Allogeneic Human Adipose-derived Mesenchymal Stem Cell) for the treatment of Knee Osteoarthritis (KOA). CBMG was also recently awarded $2.29 million from the California Institute for Regenerative Medicine (CIRM) to support pre-clinical studies of AlloJoinTM for Knee Osteoarthritis in the United States. To learn more about CBMG, please visit www.cellbiomedgroup.com.

About GE Healthcare
GE Healthcare provides transformational medical technologies and services to meet the demand for increased access, enhanced quality and more affordable healthcare around the world. GE (NYSE: GE) works on things that matter – great people and technologies taking on tough challenges. From medical imaging, software & IT, patient monitoring and diagnostics to drug discovery, biopharmaceutical manufacturing technologies and performance improvement solutions, GE Healthcare helps medical professionals deliver great healthcare to their patients. For more information about GE Healthcare, visit our website at www.gehealthcare.com.

Forward-Looking Statements
This press release contains forward-looking statements—including descriptions of plans, strategies, trends, specific activities, investments and other non-historical facts—as defined by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently uncertain, and actual results could differ materially from those anticipated due to a number of factors, which include risks inherent in doing business, trends affecting the global economy (including the devaluation of the RMB by China in August 2015), and other risks detailed in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as “may,” “will,” “expects,” “plans,” “intends,” “estimates,” “potential,” “continue” or similar terms or their negations. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 408-973-7884
sarah.kelly@cellbiomedgroup.com
Vivian Chen
Managing Director Investor Relations, Citigate Dewe Rogerson
+1 347 481-3711
vivian.chen@citigatedr.com

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